SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 26, 2002
Date of Report (Date of Earliest Event Reported)

GRIC Communications, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-27871	77-0368092
(State of Incorporation)	(Commission file number)	(I.R.S. Employer
Identification No.)

1421 McCarthy Blvd.
Milpitas, California 95035
(Address of principal executive offices, including zip code)

(408) 955-1920
(Registrant’s telephone number, including area code)

ITEM 5:  OTHER EVENTS.

On June 26, 2002, GRIC Communications, Inc. announced that it is implementing a restructuring plan to reduce operating expenses in order to help it achieve profitability this year.  GRIC expects to record restructuring and other charges associated with the restructuring plan in the range of $900,000 to $1.2 million in the second quarter.  These charges are comprised of: (i) a $600,000 to $700,000 charge related to workforce reduction of approximately 16 employees (approximately 10% of its global workforce); (ii) a $200,000 to $400,000 charge primarily for the consolidation or elimination of facilities; and (iii) a charge of less than $100,000 primarily related to the write-down of fixed assets.  As a result of the restructuring plan, GRIC expects operating expenses to be approximately $5.9 million to $6.1 million per quarter beginning with the third quarter of 2002.

GRIC also announced that it continues to expect sequential quarterly revenue growth between 9 to 11 percent for the second quarter of 2002 and anticipates that overall gross margins for the same period will be in the range of 52 to 54 percent, representing an increase over previous margin projections of 50 to 52 percent.  GRIC expects operating expense levels to be in the range of $6.4 to $6.6 million in the second quarter of 2002, representing a slight increase over prior expense projections.  In connection with its issuance of $15 million of Series A Preferred Stock, GRIC will record a one-time, non-cash dividend of $11.8 million in the second quarter of 2002. GRIC continues to expect 2002 annual revenues to be in the range of  $33 to $36 million.  GRIC also reported that it had approximately $24 million in cash and minimal debt as of May 31, 2002.

The statements in this report are forward-looking statements that involve risks and uncertainties.  Actual results may differ materially from those stated or implied by such forward-looking statements.  Factors that could cause actual results to differ from anticipated results include:  GRIC’s restructuring may take longer or be more costly than anticipated; Internet roaming services may not grow as rapidly, or bear as high a gross margin, as anticipated; the reduction in force may harm employee morale and lead to the unexpected loss of employees; and the restructuring may not be enough to ensure that GRIC achieves profitability during 2002.  In addition, actual results may be different than expected as a result of the risk factors listed in GRIC’s most recent reports on Form 10-K and Form 10-Q on file with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2002

GRIC COMMUNICATIONS, INC.

By:	/s/ DAVID L. TEICHMANN
David L. Teichmann, Senior Vice President,
General Counsel and Secretary